Exhibit 99.1

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems Second-Quarter Net Income Rises 31 Percent;

Revenue Increases 17 Percent;

Company Reports Continued Progress on Growth Strategy

FRAMINGHAM, Mass. – July 26, 2005 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the second quarter ended June 30, 2005.

Lifeline’s net income for the second quarter of 2005 increased to $3.4 million, or $0.23 per diluted share, from $2.6 million, or $0.18 per diluted share, for the second quarter last year. Total revenue for the second quarter of 2005 grew 17 percent to $36.9 million from $31.5 million for the comparable period last year. Service revenue rose 15 percent to $29.2 million from $25.3 million for the second quarter of 2004. Product revenue for the second quarter of 2005 increased to $7.6 million from $6.0 million a year earlier.

Comments on the Second Quarter

“Our second-quarter financial results demonstrate that Lifeline continues to make good progress in executing on its long-term growth strategy,” said Ron Feinstein, president and chief executive officer. “We are successfully coupling innovative marketing with a focus on service efficiency and quality across the organization, while taking full advantage of the scalability of our monitoring and billing platforms. The resulting growth in service gross margin has allowed us to reinvest in expanding the business while still producing solid earnings growth.”

“The addition of 11,000 net subscribers and the increase in our recurring service revenues in the second quarter reflect the continued success of our traditional healthcare referral marketing initiatives,” Feinstein said. “They are also a result of our direct marketing campaign to enhance awareness of Lifeline among healthcare referral sources.”

“At the same time, service profitability continued to improve in the second quarter,” Feinstein said. “The continuous improvement culture that we have created at Lifeline enabled us to enhance our business processes and expand our margins. Service gross margin improved from the second quarter of 2004 by approximately 300 basis points to 54 percent.”

Comments on Lifeline’s Business Outlook

“We expect to continue to execute successfully on Lifeline’s operational and financial strategy during the second half of 2005,” said Feinstein. “Under the leadership of new Vice President of Consumer Marketing Mark Rutherford, later this year and into early 2006, we plan to pilot test consumer marketing initiatives designed to accelerate growth in our subscriber base.”

“Lifeline’s financial position remains strong as we begin the third quarter,” Feinstein said. “With cash and investments of $53 million and no debt, we are well positioned to capitalize on the opportunities ahead. Lifeline is an organization that is committed to understanding the factors that are driving changes in society’s relationships with the elderly, and then building a growing, profitable business around this understanding.”

About the Second-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com. Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, Wednesday, July 27. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website, www.lifelinesys.com. Lifeline’s second-quarter conference call also can be accessed by dialing (800) 406-5345 or (913) 981-5571 at least five minutes prior to the call. A replay of the call will be available at Lifeline’s website.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of June 30, 2005, the Company supported approximately 444,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s plans to execute on its operational and financial strategy during the second half of 2005 and expand its consumer marketing program, are subject to certain risks and uncertainties, and actual results may differ materially from expectations.

These risks and uncertainties include the risk that the Company’s direct and consumer marketing competencies will not be successful in generating incremental revenue and profitability, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount that exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

Lifeline’s Second-Quarter 2005 Financial Statements Follow . . .

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LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues
Services	$29,230	$25,299	$57,637	$49,975
Net product sales	7,624	5,984	14,125	12,004
Finance income	38	232	119	486

Total revenues	36,892	31,515	71,881	62,465

Costs and expenses
Cost of services	13,372	12,281	26,508	24,804
Cost of sales	2,652	2,042	5,015	4,211
Selling, general and administrative	15,021	12,335	29,436	24,442
Research and development	544	540	1,159	1,050

Total costs and expenses	31,589	27,198	62,118	54,507

Income from operations	5,303	4,317	9,763	7,958
Other income, net	229	92	448	155

Income before taxes	5,532	4,409	10,211	8,113
Provision for income taxes	2,129	1,808	3,541	3,326

Net income	$3,403	$2,601	$6,670	$4,787

Net income per weighted average share:
Basic	$0.24	$0.19	$0.48	$0.36

Diluted	$0.23	$0.18	$0.46	$0.34

Weighted average shares:
Basic	13,941	13,587	13,863	13,474

Diluted	14,647	14,148	14,548	14,045

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,697	$42,428
Short-term investments	999	5,000
Accounts receivable, net	11,687	12,209
Inventories	5,336	4,546
Net investment in sales-type leases	1,754	1,906
Prepaid expenses and other current assets	1,987	2,369
Deferred income taxes	1,092	1,092

Total current assets	58,552	69,550

Long-term investments	15,975	—
Property and equipment, net	33,131	34,030
Goodwill	10,295	8,821
Other intangible assets, net	14,027	12,838
Net investment in sales-type leases	2,883	3,636
Other assets	91	173

Total assets	$134,954	$129,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,684	$2,485
Accrued expenses	5,231	4,631
Accrued payroll and payroll taxes	4,450	5,910
Accrued income taxes	—	3,714
Deferred revenues	2,165	2,150
Other current liabilities	2,332	2,604

Total current liabilities	16,862	21,494

Deferred income taxes	6,718	6,511
Other non-current liabilities	2,780	3,302

Total liabilities	26,360	31,307
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 14,092,950 shares issued and outstanding at June 30, 2005 and 13,832,630 shares issued and outstanding at December 31,2004	282	277
Additional paid-in capital	34,915	30,657
Retained earnings	73,004	66,334
Unearned compensation	(396)	(471)
Accumulated other comprehensive income	789	944

Total stockholders’ equity	108,594	97,741

Total liabilities and stockholders’ equity	$134,954	$129,048